Exhibit 24.2

Amendments to Long-Term Incentive Program

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PG&E CORPORATION

October 18, 2000

                WHEREAS, the Nominating and Compensation Committee has recommended to the Board of Directors that it is advisable to approve an increase in the number of shares of this corporation's common stock authorized for issuance under the PG&E Corporation Long-

Term Incentive Program (the "LTIP") to a total of up to 54.4 million shares from the previously authorized number of 34.4 million shares reflecting an increase of up to 20 million shares (the "Increase");

                WHEREAS, the LTIP encompasses the Stock Option Plan, the Performance

Unit Plan, the Non-Employee Director Stock Incentive Plan, and the Executive Stock

Ownership Program, and also permits the Nominating and Compensation Committee to grant other types of incentive awards outside of these plans;

                WHEREAS, the Board of Directors has determined that it is in the best interests of this corporation and its shareholders to approve the Increase in order to (i) continue to provide equity incentives to participating employees of this corporation and its subsidiaries to increase their proprietary interest in the long-term growth of this corporation, (ii) continue to align the interests of the non-employee directors of this corporation, and the officers and other key employees of this corporation and its subsidiaries, with the interests of this corporation's shareholders by tying a significant portion of their total compensation package to the success of this corporation, and (iii) continue to attract and retain the best qualified personnel necessary for the long-term growth of this corporation and its subsidiaries by offering significant equity incentives as part of a total competitive compensation package; and

                WHEREAS, the Nominating and Compensation Committee also has recommended to the Board of Directors that it is advisable to approve amendments to the Non-

Employee Director Stock Incentive Plan to increase the amount of equity-based awards provided to non-employee directors from a total annual grant value of $30,000 to a total annual grant value of $50,000;

                NOW, THEREFORE, BE IT RESOLVED that the Increase is hereby approved;

and

                BE IT FURTHER RESOLVED that there is hereby reserved for issuance pursuant to the LTIP up to an additional 20 million shares of this corporation's common stock;

and

                BE IT FURTHER RESOLVED that the Increase shall be submitted for approval by this corporation's shareholders at the corporation's 2001 annual meeting of shareholders, or any adjournment or postponement thereof, and the appropriate officers of this corporation are hereby authorized and directed to solicit proxies from this corporation's shareholders to vote such shareholders' shares at the annual meeting in favor of the Increase; and

                BE IT FURTHER RESOLVED that the Increase shall become effective after it is duly approved by this corporation's shareholders at the annual meeting; and

                BE IT FURTHER RESOLVED that, following shareholder approval of the

Increase, the appropriate officers and counsel of this corporation are hereby authorized and directed to prepare and file one or more registration statements with the Securities and

Exchange Commission (the "SEC") to register the offer and sale of the additional shares authorized by the Increase pursuant to the LTIP; and

                BE IT FURTHER RESOLVED that, following shareholder approval of the

Increase, the appropriate officers and counsel of this corporation are hereby authorized and directed to prepare and file one or more listing applications with respect to the additional shares authorized by the Increase with the New York Stock Exchange and any other exchange which such officers deem appropriate or necessary; and

                BE IT FURTHER RESOLVED that LESLIE H. EVERETT, LINDA Y.H.

CHENG, WONDY S. LEE, ERIC MONTIZAMBERT, GARY P. ENCINAS, and

KATHLEEN M. HAYES are hereby authorized, jointly and severally, to sign on behalf of this corporation as attorneys in fact for the Chairman of the Board, Chief Executive Officer, and

President, the Senior Vice President, Chief Financial Officer, and Treasurer, and the Vice

President and Controller of this corporation, one or more registration statements, and any and all amendments and supplements thereto, and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933 and the regulations of the SEC adopted pursuant thereto with regard to the filing of said registration statement(s), and amendments and supplements, and the offer and sale of this corporation's common stock pursuant to the LTIP;

and

                BE IT FURTHER RESOLVED that the proposed amendments to the Non-

Employee Director Stock Incentive Plan to increase the amount of equity-based awards provided to non-employee directors from an annual grant value of $30,000 to an annual grant value of $50,000, on the terms and in accordance with the formulas specified in such Plan, is hereby approved and adopted substantially in the form presented; and

                BE IT FURTHER RESOLVED that the foregoing amendments to the Non-

Employee Director Stock Incentive Plan shall become effective immediately; and

                BE IT FURTHER RESOLVED that the officers and counsel of this corporation are hereby authorized and directed to take such further action and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary or appropriate to carry out this resolution.

                LINDA Y.H. CHENG, do hereby certify that I am Corporate Secretary of

PG&E CORPORATION, a corporation organized and existing under the laws of the State of

California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held at the office of said corporation on October 18,

2000; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

                WITNESS my hand and the seal of said corporation hereunto affixed this 30th day of July, 2001.
/s/ LINDA Y.H. CHENG
Linda Y.H. Cheng
Corporate Secretary
PG&E CORPORATION

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